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                                  EXHIBIT 10.19

                AMENDMENT TO FORM OF SEVERANCE LETTER AGREEMENTS
                  BETWEEN THE COMPANY AND EACH OF ITS OFFICERS


Mr.
ENCAD, Inc.
6059 Cornerstone Court West
San Diego, CA 92121

Dear Mr.

                  We are pleased to inform you that the Company's Board of Directors has recently approved an amendment to the special severance benefit program established for you pursuant to your letter agreement with the Company dated February 19, 1997 (the "Severance Agreement"). The changes which have been made to your existing Severance Agreement apply only to the severance benefits to which you may become entitled following a change in control of the Company and may be summarized as follows:

                           (i) The period of time for which you will be protected following a change in control of the Company has been increased so that if your employment now terminates under certain circumstances within _______ (___) months following a change in control, you will be eligible to receive your severance benefits under the amended Severance Agreement.

                           (ii) The multiple of salary and bonus to which you may become entitled under the amended Severance Agreement as a cash severance payment in connection with the termination of your employment following a change in control HAS BEEN INCREASED FROM ONE TIMES YOUR TOTAL COMPENSATION TO [____] TIMES SUCH TOTAL COMPENSATION AND will now be paid to you in a lump sum rather than through a series of payments over a one-year period.

                           (iii) There will no longer be a non-compete covenant or other restrictive covenants in effect following your termination of employment in connection with a change in control of the Company.

                  The purpose of this letter agreement is to set forth those changes in more detail so that your Severance Agreement will be formally amended by this new letter agreement. Unless specifically noted in this letter, all of the terms and conditions of your existing Severance Agreement will be preserved, and all capitalized terms in this letter agreement will have the same meanings assigned to those terms in your Severance Agreement as in effect immediately prior to this amendment.

                  1. The introductory paragraph to Part Three of your existing Severance Agreement is hereby amended in its entirety to read as follows:

                    PART THREE -- CHANGE IN CONTROL BENEFITS

                  Upon your Termination Without Cause or Resignation for Good Cause within _____________ (____) months following a Change in Control and seven (7) days after your execution of a General Release in favor of the Company within three (3) days after such Termination Without Cause or Resignation for Good Cause, as the case may be, then (provided such General Release is not revoked by you prior to the end of the Revocation Period), you shall become entitled to receive the special severance benefits provided in this Part Three in substitution of the severance benefits set forth in Part Two hereof. However, your severance benefits under this Part Three shall be subject to the benefit limitation of Paragraph 5 of this Part Three.

                  2. Paragraph 1 of Part Three of your Severance Agreement is hereby amended and restated in its entirety to read as follows:


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                           1. CIC SEVERANCE PAYMENT. You shall be entitled to
         the following CIC Severance Payment:

                           AMOUNT. You shall be entitled to a CIC Severance Payment in an amount equal to _____ (__) times your Total Compensation determined as of the date of your Termination Without Cause or Resignation for Good Cause.

                           FORM. Your CIC Severance Payment will be paid in a lump sum payment (subject to all applicable withholding taxes) within thirty (30) days after your Termination Without Cause or Resignation for Good Cause.

                           OTHER TERMINATIONS. You will not be entitled to receive any CIC Severance Payment or any other benefits under this letter agreement in the event your employment terminated by reason of your death, disability or your Termination for Cause.

                  3. The restrictive covenants set forth in Paragraph 4 of Part Three of your Severance Agreement will no longer be applicable in the event you receive benefits under this Part Three following your Termination Without Cause or Resignation for Good Cause within _________ (_____) months after a Change in Control.

                  4. Paragraph 7 of Part Four of the existing Severance Agreement is hereby amended in its entirety to read as follows:

                           7.       ARBITRATION

                           Except for the dispute resolution procedure in Paragraph (b) of Section 5 of Part Three of your Severance Agreement, any controversy that may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of your Severance Agreement (as amended by this letter agreement) or any monetary claim arising from or relating to your Severance Agreement will be submitted to final and binding arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect. The prevailing party in the arbitration shall be entitled to the recovery of all reasonable attorney's fees and costs incurred with respect to the arbitration, as awarded by the arbitrator. Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

                  This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.

                  All terms of your February 19, 1997 Severance Agreement shall remain in full force and effect, except to the extent those terms are expressly modified by the terms of this letter agreement. Any severance benefits to which you may become entitled upon the termination of your employment with the Company will be governed solely by the terms of your Severance Agreement (as modified hereby).

                  Please indicate your acceptance of the foregoing amendments to your February 19, 1997 Severance Agreement by signing the enclosed copy of this letter and returning it to the Company not later than February 4, 2000.

                                           Very truly yours,

                                           ENCAD, INC.


                                           By:       /s/  David A. Purcell
                                                     ---------------------------

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                                           Title:    Chairman, President and CEO




                                   ACCEPTANCE

                  I hereby agree to and accept all the modifications made by the terms and provisions of the foregoing letter agreement to the severance benefits to which I may become entitled under my existing Severance Agreement upon a termination of my employment under certain prescribed circumstances following a Change in Control of the Company.

Dated:                    , 2000
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                                         Signature:
                                                     ---------------------------
                                         Printed Name:
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